Exhibit 10.06


Compensation of Directors

     Directors are compensated in the form of cash and grants of stock. Specifically, non-employee directors receive in July shares of the Corporation's common stock worth approximately $10,000 and are paid $833 per board meeting attended.

     For all committee meetings except the Audit Committee, Directors are paid $500 per committee meeting attended. Members of the audit committee receive $700 per audit committee meeting attended. The chairperson of the Audit Committee also receives a fee of $2,000 for her service as audit committee chairperson.

     Michael S. Maurer, who is the Chairman of the Board of Directors but is not an employee, receives an annual director fee composed of a cash payment equal to $40,000 in January and a grant of shares of the Corporation equal to approximately $40,000 in July. Mr. Maurer receives no other fees in his capacity as a director.

Morris L. Maurer and Philip B. Roby are not separately compensated for their services as directors of the Corporation or the Bank.